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                           THIRD AMENDED AND RESTATED
                   GRAPHIC PACKAGING INTERNATIONAL CORPORATION
                         EXECUTIVE EMPLOYMENT AGREEMENT

         THIRD AMENDED AND RESTATED EXECUTIVE EMPLOYMENT AGREEMENT (the "Agreement") between Graphic Packaging International Corporation, a Colorado corporation (the "Company"), each of the Affiliated Companies (as defined in Section 2(b)(iv)) and the Executive listed on the signature page who has signed the Agreement and agreed to be bound by its terms (the "Executive"), dated as of March 25, 2003.

         The Executive is currently employed by the Company and has executed a Second Amended and Restated Employment Agreement dated January 10, 2003 (the "Prior Agreement"). The Company and Champion Holding, Inc. ("Champion") have entered into the Agreement and Plan of Merger, dated as of the date hereof (the "Merger Agreement"), pursuant to which, and subject to the terms and conditions of which, the Company will merge with and into Champion (the "Merger").

         The Company and the Executive desire to amend the Prior Agreement, to become effective upon the consummation of the Merger as provided herein.

         The parties agree as follows:

         1. Employment Period. The Company hereby agrees to continue the Executive in its employ, and the Executive hereby agrees to remain in the employ of the Company subject to the terms and conditions of this Agreement, for the period commencing on the consummation of the Merger (the "Effective Date") and ending on the third anniversary of such date (the "Employment Period").

         2.       Terms of Employment.

         (a)      Position and Duties.

         (i) During the Employment Period, the Executive's position (including status, offices, and titles), authority, duties and responsibilities shall be as set forth in Schedule A hereto.

         (ii) During the Employment Period, and excluding any periods of vacation and sick leave to which the Executive is entitled, the Executive agrees to devote reasonable attention and time during normal business hours to the business and affairs of the Company and, to the extent necessary to discharge the responsibilities assigned to the Executive hereunder, to use the Executive's reasonable best efforts to perform faithfully and efficiently such responsibilities. During the Employment Period, Executive may (A)

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serve on boards or committees of other organizations, (B) teach and (C) manage personal investments, so long as such activities do not significantly interfere with the performance of the Executive's responsibilities as an employee of the Company in accordance with this Agreement. To the extent that any such activities have been conducted by the Executive and by other executives of the Company prior to the Effective Date and are listed on Schedule A, the continued conduct of such activities (or the conduct of activities similar in nature and scope thereto) subsequent to the Effective Date shall not thereafter be deemed to interfere with the performance of the Executive's responsibilities to the Company.

         (b)      Compensation.

         (i) Base Salary. During the Employment Period, the Executive shall receive the Base Salary as set forth in Schedule A hereto ("Base Salary"). The Executive's Base Salary shall be reviewed no more than twelve months after the last salary increase awarded to the Executive prior to the Effective Date and thereafter at least annually. Any increase in Base Salary shall not serve to limit or reduce any other obligation to the Executive under this Agreement. Base Salary shall not be reduced after any such increase and the term Base Salary as utilized in this Agreement shall refer to Base Salary as so increased.

         (ii) Annual Bonus. The Executive shall participate in the Company's short-term incentive compensation plan or plans for its executive officers existing from time to time, at a level commensurate with other similarly situated executives of the Company (any such incentive bonus hereinafter referred to as the "Annual Bonus").

         (iii)    Other Incentive Plans. Except as provided in the preceding
Section 2(b)(ii) ("Annual Bonus"), during the Employment Period the Executive's participation in any incentive plans, programs or arrangements shall be determined by the Compensation Committee of the Champion Board of Directors from time to time, provided that Executive shall be entitled to participate in any such plan, program or arrangement to the extent such plan, program or arrangement commences after the third anniversary of the Effective Date at a level commensurate with other similarly situated executives of the Company.

         (iv) Savings and Retirement Plans. During the Employment Period, the Executive shall be entitled to participate in all savings and retirement plans, practices, policies and programs applicable generally to other similarly situated executives of the Company and any company controlled by, controlling, or under common control with the Company ("Affiliated Companies").

         (v) Welfare Benefit Plans. During the Employment Period, the Executive and/or the Executive's family, as the case may be, shall be eligible for participation in

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and shall receive all benefits under welfare benefit plans, practices, policies and programs provided by the Company and its Affiliated Companies (including, without limitation, medical, prescription, dental, disability, employee life, group life, accidental death and dismemberment and travel accident insurance plans and programs) to the extent applicable generally to other similarly situated executives of the Company and its Affiliated Companies.

         (vi) Expenses. During the Employment Period, the Executive shall be entitled to receive prompt reimbursement for all reasonable expenses incurred by the Executive in accordance with the generally applicable policies, practices and procedures of the Company and its Affiliated Companies as in effect generally from time to time after the Effective Date with respect to other similarly situated executives of the Company and its Affiliated Companies.

         (vii) Fringe Benefits. During the Employment Period, the Executive shall be entitled to fringe benefits ("Fringe Benefits") including, without limitation, tax and financial planning services, payment of club dues and, if applicable, use of an automobile and payment of related expenses, (or, in lieu thereof, cash payments paid as a perquisite allowance) no less favorable than those provided to the Executive as of the date hereof, and which are set forth on Schedule A.

         (viii) Office and Support Staff. During the Employment Period, the Executive shall be entitled to an office or offices of a size and with furnishings and other appointments, and to secretarial and other assistance, in the same manner as other similarly situated executives of the Company and its Affiliated Companies.

         (ix) Vacation. During the Employment Period, the Executive shall be entitled to the same number of weeks of paid annual vacation as currently provided and as set forth in Schedule A.

         (c) Location. Executive shall relocate to the Bow, New Hampshire area no later than 90 days after the closing date of the Merger. Costs and benefits in connection with such relocation shall be no less favorable than that provided by Champion to its executives as of the date hereof.

         3.       Termination of Employment.

         (a) Death or Disability. The Executive's employment shall terminate automatically upon the Executive's death during the Employment Period. If the Company determines in good faith that the Disability of the Executive has occurred during the Employment Period (pursuant to the definition of Disability set forth below), it may give to the Executive written notice in accordance with
Section 13(b) of this Agreement of its intention to terminate the Executive's employment. In such event, the

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Executive's employment with the Company shall terminate effective on the 30th day after receipt of such notice by the Executive (the "Disability Effective Date"), provided that, within the thirty days after such receipt, the Executive shall not have returned to full-time performance of the Executive's duties. For purposes of this Agreement "Disability" shall mean the absence of the Executive from the Executive's duties with the Company on a full-time basis for 180 consecutive days as a result of incapacity due to mental or physical illness which is determined to be total and permanent by a physician selected by the Company or its insurers and acceptable to the Executive or the Executive's legal representative. Nothing in this Section 3(a) shall affect the Company's ability to reduce Executive's salary to the extent such reductions are offset by disability insurance payments to Executive.

         (b) Cause. The Company may terminate the Executive's employment during the Employment Period for Cause. For purposes of this Agreement, "Cause" shall mean:

                  (i) the willful and continued failure of the Executive to perform substantially the Executive's duties with the Company or one of its Affiliated Companies (other than, any such failure resulting from incapacity due to physical or mental illness), after a written demand for substantial performance is delivered to the Executive by the Board of Directors of the Company (the "Board") or the Chairman of the Board or Chief Executive Officer of the Company which specifically identifies the manner in which the Board or Chief Executive Officer believes that the Executive has not substantially performed the Executive's duties, or

                  (ii) the willful engaging by the Executive in illegal conduct or gross misconduct which is materially and demonstrably injurious to the Company.

         For purposes of this provision, no act or failure to act, on the part of the Executive, shall be considered "willful" unless it is done, or omitted to be done, by the Executive in bad faith or without reasonable belief that the Executive's action or omission was in the best interests of the Company. Any act, or failure to act, based upon authority given pursuant to a resolution duly adopted by the Board or upon the instructions of the Chief Executive Officer or the senior officer of the Company directly or indirectly to whom the Executive reports or based upon the advice of counsel for the Company shall be conclusively presumed to be done, or omitted to be done, by the Executive in good faith and in the best interests of the Company. The cessation of employment of the Executive shall not be deemed to be for Cause unless and until there shall have been delivered to the Executive a copy of a resolution duly adopted by the affirmative vote of not less than three quarters of the entire membership of the Board at a meeting of the Board called and held for such purpose (after reasonable notice is provided to the Executive and the Executive is given an opportunity, together with counsel, to be heard before the Board), finding that, in the good faith opinion of the

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Board, the Executive is guilty of the conduct described in subparagraph (i) or
(ii) above, and specifying the particulars thereof in detail.

         (c) Good Reason. The Executive's employment may be terminated by the Executive during the Employment Period for Good Reason. For purposes of this Agreement, "Good Reason" shall mean a termination of employment by Executive within 90 days following the occurrence of any of the following events without Executive's consent:

                  (i) the assignment to the Executive of title, responsibilities or duties that result in a material diminution of the title, responsibilities and duties provided for in Section 2(a);

                  (ii) any failure by the Company to comply with any of the provisions of Section 2(b) of this Agreement, other than an isolated, insubstantial and, inadvertent failure not occurring in bad faith and which is remedied by the Company promptly after receipt of notice thereof given by the Executive;

                  (iii) any purported termination by the Company of the Executive's employment otherwise than as expressly permitted by this Agreement;

                  (iv) any failure by the Company to comply with and satisfy Sections 7(e) and 8 of this Agreement; or

                  (v) a mandatory relocation, other than in connection with a promotion, of the Executive's principal business office to a location more than thirty-five miles from the location of such office as of the Effective Date except as provided in Section 2(c).

         (d) Notice of Termination. Any termination by the Company for Cause, not for Cause, or by the Executive for Good Reason, shall be communicated by Notice of Termination to the other party hereto given in accordance with
Section 13(b) of this Agreement. For purposes of this Agreement, a "Notice of Termination" means a written notice which (i) indicates the specific termination provision in this Agreement relied upon, (ii) to the extent applicable, sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive's employment under the provision so indicated and (iii) if the Date of Termination (as defined below) is other than the date of receipt of such notice, specifies the termination date (which date shall be not more than thirty days after the giving of such notice). The failure by the Executive or the Company to set forth in the Notice of Termination any fact or circumstance which contributes to a showing of Good Reason or Cause shall not waive any right of the Executive or the Company, respectively, hereunder or preclude the

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Executive or the Company, respectively, from asserting such fact or circumstance in enforcing the Executive's or the Company's rights hereunder.

         (e) Date of Termination. "Date of Termination" means (i) if the Executive's employment is terminated by the Company for Cause, or by the Executive for Good Reason, the date of receipt of the Notice of Termination or any later date specified therein, as the case may be, (ii) if the Executive's employment is terminated by the Company for any reason other than for Cause or Disability, the Date of Termination shall be the date on which the Company notifies the Executive of such termination and (iii) if the Executive's employment is terminated by reason of death or Disability, the Date of Termination shall be the date of death of the Executive or the Disability Effective Date, as the case may be.

         4.       Obligations of the Company upon Termination.

         (a) Good Reason; Other Than for Cause. If, during the Employment Period, the Company shall terminate the Executive's employment other than for Cause or the Executive shall terminate employment for Good Reason:

                  (i) the Company shall pay to the Executive in a lump sum in cash within thirty days after the Date of Termination the aggregate of the following amounts:

                           A. the sum of (1) the Executive's Base Salary through the Date of Termination to the extent not theretofore paid, (2) the greater of (A) an amount equal to the Executive's highest bonus (including any bonus deferred by the Executive) under the Company's bonus plan, or any comparable bonus under any predecessor or successor plan, for the last three full fiscal years prior to the Effective Date (annualized in the event that Executive was not employed by the Company for the whole of such fiscal year) and (B) the Annual Bonus paid or payable (including any bonus or portion thereof which has been earned but deferred), in each case pro rated through the Date of Termination to the extent not theretofore paid, (3) any accrued and unpaid Fringe Benefits, and (4) any compensation previously deferred by the Executive (together with any accrued interest or earnings thereon) and any accrued vacation pay, in each case to the extent not theretofore paid (the sum of the amounts described in clauses
                  (1), (2), (3) and (4) shall be hereinafter referred to as the "Accrued Obligations"); and

                           B. the amount equal to the product of (1) two and (2) the Executive's highest Base Salary during any of the three years preceding the Date of Termination; plus an amount equal to the Executive's highest

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                  Base Salary during any of the three years preceding the Date of Termination multiplied by the highest percentage payout of the Executive's bonus under the Short Term Incentive Program (or any successor short term bonus plan or program) in comparison to salary (annualized in the event that Executive was not employed by the Company for the whole of such applicable period) paid and/or accrued in any of the three years preceding the Date of Termination; plus the highest one-year cash equivalent amount of Fringe Benefits paid to the Executive in any of the three calendar years preceding the Date of Termination. This amount will be reduced by the amounts paid, if any, to the Executive under the Company's Severance Pay Plan (or any successor severance pay plan) as a result of such termination; provided, however, that if the Executive's benefits under the Company's Severance Pay Plan (or any successor severance pay plan) exceed the amounts payable under this Section, the Executive shall be entitled to such benefits and shall not be entitled to the payments provided for under this Section 4(a)(i)(B).

                  (ii) for two years after the Executive's Date of Termination, or such longer period as may be provided by the terms of the appropriate plan, program, practice or policy, the Company shall continue benefits to the Executive and/or the Executive's family at least equal to those which would have been provided to them in accordance with the plans, programs, practices and policies described in Section 2(b)(v) of this Agreement if the Executive's employment had not been terminated; provided, however, that if the Executive becomes reemployed with another employer and is eligible to receive medical or other welfare benefits under another employer-provided plan, the medical benefits provided by the Company shall no longer be available to the Executive and the other welfare benefits described herein shall become secondary to those provided under such other plan during such applicable period of eligibility;

                  (iii) for twelve months following the Date of Termination, if the Company has terminated this Agreement for other than Cause, the Company shall, at its sole expense as incurred to an aggregate of $15,000, provide the Executive with outplacement services the scope and provider of which shall be selected by the Executive in his sole discretion;

                  (iv) to the extent not therefore paid or provided, the Company shall timely pay or provide to the Executive any other amounts or benefits required to be paid or provided or which the Executive is eligible to receive under any plan, program, policy or practice or contract or agreement of the Company and its Affiliated Companies (such other amounts and benefits shall be hereinafter referred to as "Other Benefits"); provided, however, Other Benefits shall exclude any benefits under the Company's Severance Pay Plan.

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         (b)      Death. If the Executive's employment is terminated by reason of the Executive's death during the Employment Period, this Agreement shall terminate without further obligations to the Executive's legal representatives under this Agreement other than for payment of Accrued Obligations, and the timely payment or provision of Other Benefits. Accrued Obligations shall be paid to the Executive's estate or beneficiary, as applicable, in a lump sum in cash within 30 days of the Date of Termination. With respect to the provision of Other Benefits, the term "Other Benefits" as utilized in this Section 4(b) shall include, without limitation, and the Executive's estate and/or beneficiaries shall be entitled to receive, benefits on the same basis as those provided by the Company and Affiliated Companies to the estates and beneficiaries of similarly situated executives.

         (c) Disability. If the Executive's employment is terminated by reason of the Executive's Disability during the Employment Period, this Agreement shall terminate without further obligations to the Executive or the Executive's legal representatives under this Agreement other than for payment of Accrued Obligations and the timely payment or provision of Other Benefits. Accrued Obligations shall be paid to the Executive in a lump sum in cash within 30 days of the Date of Termination. With respect to the provision of Other Benefits, the term "Other Benefits" as utilized in this Section 4(c) shall include, and the Executive shall be entitled after the Disability Effective Date to receive, disability benefits on the same basis as those provided by the Company and Affiliated Companies to similarly situated executives.

         (d) Cause; Other than for Good Reason. If the Executive's employment shall be terminated for Cause during the Employment Period or the Executive shall terminate employment other than for Good Reason, this Agreement shall terminate without further obligations to the Executive other than the obligation to pay to the Executive (x) his Annual Base Salary through the Date of Termination, (y) the amount of any compensation previously deferred by the Executive, and (z) Other Benefits, but only to the extent earned, nonforfeitable, currently payable and unpaid, as of the Date of Termination. If the Executive voluntarily terminates employment during the Employment Period, excluding a termination for Good Reason, this Agreement shall terminate without obligations to the Executive other than the timely payment or provision of Other Benefits.

         5. Nonexclusivity of Rights. Nothing in this Agreement shall prevent or limit the Executive's continuing or future participation in any plan, program, policy or practice provided by the Company or any of its Affiliated Companies and for which the Executive may qualify, nor, subject to Section 13(f), shall anything herein limit or otherwise affect such rights as the Executive may have under any contract or agreement with the Company or any of its Affiliated Companies. Amounts which are vested benefits or which the Executive is otherwise entitled to receive under any plan, policy, practice or program of or any contract or agreement with the Company or any of its

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Affiliated Companies at or subsequent to the Date of Termination shall be payable in accordance with such plan, policy, practice or program or contract or agreement except as explicitly modified by this Agreement.

         6. Full Settlement. Subject to Section 12, the Company's obligation to make the payments provided for in this Agreement and otherwise to perform its obligations hereunder shall not be affected by any set-off, counterclaim, recoupment, defense or other claim, right or action which the Company may have against the Executive or others. In no event shall the Executive be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to the Executive under any of the provisions of this Agreement and such amounts shall not be reduced whether or not the Executive obtains other employment.

         7.       Long Term Incentive Plans and Restricted Stock Grants.

         (a) Upon the Effective Date, to the extent that they have not been previously paid to the Executive or have not expired, the Company shall pay all Cash Target amounts under its Long-term Incentive Plan 2000-2004 and Long-term Incentive Plan 2003-2005 regardless of whether applicable debt ratios have been achieved.

         (b) Upon the Effective Date, any outstanding options previously granted to the Executive pursuant to the Company's Equity Incentive Plan or Long-term Incentive Plan 2000-2004 shall vest immediately, and options shall become immediately exercisable in full, and the period of exercise of any options shall be ten (10) years from the original date of grant. Within 30 days after the Merger, the Executive shall have the right to either (i) convert vested options to vested options to acquire the substituted, converted or new shares of the Surviving Corporation (as such term is defined in the Merger Agreement), exercisable for a period of ten years following the Effective Date; or (ii) receive payment in cash (net of applicable withholding taxes) of the amount of the spread between the then fair market value of the relevant shares subject to option and the exercise price under the option measured as of the Effective Date.

         (c) Upon the Effective Date, the shares of restricted stock of the Company granted to the Executive in December 2002 and as set forth on Schedule A shall be converted into restricted stock units representing the right to receive shares of the "Surviving Corporation" on the same basis as the "Exchange Ratio" (as those terms are defined in the Merger Agreement) (the "Restricted Units"). The Restricted Units shall be issued pursuant to a plan consistent with the terms of this Agreement and shall vest 33 1/3% on each of the first three anniversaries of the Effective Date, provided, however, that the Restricted Units shall become fully vested upon the first to occur of (i) the Company's termination of the Executive without Cause, due to death or Disability, due to retirement, or if the Executive terminates employment for Good Reason, or (ii) the occurrence of a Change of Control (as defined below). Shares underlying vested

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Restricted Units shall be delivered on the earlier of (i) the third anniversary of the Effective Date and (ii) the occurrence of any of the events described in clauses (i) or (ii) in the preceding sentence.

         (d) For the purposes of Section 7(c) a "Change of Control" shall be deemed to have occurred if:

                  (i) any person (within the meaning of Section 3(a)(9) of the Securities Exchange Act of 1934, as amended (the "Exchange Act")), including any group (within the meaning of Rule 13d-5(b) under the Exchange Act)), acquires "beneficial ownership" (within the meaning of Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of Newco representing 50% or more of the combined Voting Power (as defined below) of Newco's securities;

                  (ii) within any 24-month period, the persons who were directors of Newco at the beginning of such period (the "Incumbent Directors") shall cease to constitute at least a majority of the Board of Directors of Newco or the board of directors of any successor to Newco provided, however, that any director elected to the Board of Directors of Newco, or nominated for election, by a majority of the Incumbent Directors then still in office shall be deemed to be an Incumbent Director;

                  (iii) consummation of a merger, consolidation, share exchange, division, sale or other disposition of all or substantially all of the assets of Newco (a "Corporate Event"), and immediately following the consummation of which the stockholders of Newco immediately prior to such Corporate Event do not hold, directly or indirectly, a majority of the Voting Power of (x) in the case of a merger or consolidation, the surviving or resulting corporation or (y) in the case of a share exchange, the acquiring corporation; or

                  (iv) any other event occurs which the Board of Directors of Newco declares to be a Change of Control.

         For the avoidance of doubt, entering into the Merger Agreement or the Voting Agreement (as defined in the Merger Agreement) or the consummation of the transactions contemplated by either of those agreements shall not constitute a Change of Control for the purposes of this Section 7(d). For the purposes of this Section 7(d), a specified percentage of "Voting Power" shall mean such number of all the securities of a company entitling the holders thereof to vote in an annual election of directors as shall enable the holders thereof to cast such percentage of all the votes which could be cast in an annual election of directors.

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         (e)      All amounts provided for under this Section 7 included in the calculation subject to the excise tax described in Paragraph 8 shall be subject to the provisions of Paragraph 8.

         8.       Certain Additional Payments by the Company

         (a) Notwithstanding anything to the contrary contained herein, in the event it shall be determined that any payment or distribution by the Company to or for the benefit of Executive (whether paid or payable or distributed or distributable pursuant to the terms of this Agreement but determined without regard to any additional payments required under Section 7(e) and/or 8 (a "Payment"), would be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code of 1986, as amended (the "Code") or any comparable federal, state or local excise tax (such excise tax, together with any interest and penalties, are hereinafter collectively referred to as the "Excise Tax"), then Executive shall be entitled to receive an additional payment (a "Tax Payment" equal to the amount of the Excise Tax, provided, however, that if it shall be determined that the Executive is entitled to a Tax Payment, but that the Executive, after taking into account the Payments and the Tax Payment, would not receive a net after-tax benefit of at least $25,000 (taking into account both income taxes and any Excise Tax) as compared to the net after-tax proceeds to the Executive resulting from an elimination of the Tax Payment and a reduction of the Payments, in the aggregate, to an amount (the "Reduced Amount") such that the receipt of Payments would not give rise to any Excise Tax, then no Tax Payment shall be made, to the Executive and the Payments, in the aggregate, shall be reduced to the Reduced Amount.

         (b) All determinations required to be made under this Section, including, without limitation, whether and when a Tax Payment is required and the amount of such Tax Payment and the assumptions to be utilized in arriving at such determinations, shall be made by PricewaterhouseCoopers LLP or any other nationally recognized accounting firm which is the Company's outside auditor at the time of such determinations, which firm must be reasonably acceptable to Executive (the "Accounting Firm"). The Company shall cause the Accounting Firm to provide detailed supporting calculations to the Company and Executive within fifteen (15) business days after notice is given by Executive to the Company that there has been a Payment, or such earlier time as is requested by the Company. Within two (2) business days after said notice is given to the Company, the Company shall instruct the Accounting Firm to timely provide the data required by this Section 8 to Executive. All fees and expenses of the Accounting firm shall be borne solely by the Company. Any Tax Payment as determined pursuant to this Section 8, shall be paid by the Company to the Internal Revenue Service and/or other appropriate taxing authority on Executive's behalf within five (5) days after receipt of the Accounting Firm's determination. If the Accounting Firm determines that there is substantial authority (within the meaning of Section 6662 of the Code) that no Excise Tax is payable by Executive, the Accounting Firm shall furnish Executive with a written

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opinion that failure to disclose or report the Excise Tax on Executive's federal income tax return will not constitute a substantial understatement of tax or be reasonably likely to result in the imposition of a negligence or similar penalty. Any determination by the Accounting Firm shall be binding upon the Company and Executive in the absence of material mathematical or legal error. As a result of the uncertainty in the application of Section 4999 of the Code at the time of the initial determination by the Accounting Firm hereunder, it is possible that Tax Payment will not have been made by the Company that should have been made ("Underpayment") or that Tax Payment have been made that should not have been made ("Overpayment"), in each case, consistent with the calculations required to be made hereunder. In the event that the Company exhausts its remedies pursuant to Section 8 below and Executive hereafter is required to make a payment of any Excise Tax, the Accounting Firm shall determine the amount of Underpayment that has occurred and any such Underpayment shall be promptly paid by the Company to the Internal Revenue Service or other appropriate taxing authority on Executive's behalf or, if such Underpayment has been previously paid by Executive, to Executive. In the event that the Accounting Firm determines that an Overpayment has been made, any such Overpayment shall be treated for all purposes as a loan to Executive with interest at applicable federal rate provided for in Section 7872(f)(2) of the Code, due and payable within ninety (90) days after written demand to Executive by the Company; provided, however that Executive shall have no duty or obligation whatsoever to repay said loan unless Executive's receipt of the Overpayment, or any portion thereof, is includible in Executive's income and Executive's repayment of same is not deductible by Executive for federal and state income tax purposes.

         (c) Executive shall notify the Company in writing of any claim by the Internal Revenue Service or state or local taxing authority, that, if successful, would result in any Excise Tax or an Underpayment ("Claim"). Such notice shall be given as soon as practicable but no later than fifteen (15) business days after Executive is informed in writing of the Claim and shall reprise the Company of the nature of the Claim, the administrative or judicial appeal period, and the date on which any payment of the claim must be paid. Executive shall not pay any portion of the claim prior to the expiration of the thirty (30) day period following the date on which he gives such notice to the Company (or such shorter period ending on the date that any amount under the Claim is due). If the Company notifies Executive in writing prior to the expiration of such thirty (30) day period that it desires to contest the Claim, Executive shall:

                  (i) give the Company any information reasonably requested by the Company relating to the Claim;

                  (ii) take such action in connection with contesting the Claim as the Company shall reasonably request in writing from time to time, including, without limitation, accepting legal representation concerning the Claim by an attorney selected by the Company who is reasonably acceptable to Executive; and

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

                  (iii) cooperate with the Company in good faith in order to effectively contest the Claim; provided, however, that the Company shall bear and pay directly all costs and expenses (including, without limitation, additional interest, and penalties and attorneys' fees) incurred in such contests and shall indemnify and hold Executive harmless, on an after-tax basis, for any Excise Tax or income tax (including, without limitation interest and penalties thereon) imposed as a result of such representation. Without limitation upon the foregoing provisions of the Section 8(b), except as provided below, the Company shall control all proceedings concerning such contest and, at its sole option, may pursue or forego any and all administrative appeal, proceedings, hearings and conferences with the taxing authority pertaining to the Claim. At the written request of the Company and upon payment to Executive of an amount at least equal to the Claim plus any additional amount necessary to obtain the jurisdiction of the appropriate tribunal and/or court ("Additional Sum") Executive shall pay same and sue for a refund. Executive agrees to prosecute any contest of a Claim to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as the Company shall determine; provided, however, that if the Company requests Executive to pay the Claim and sue for interest-free basis, and shall indemnify and hold Executive harmless on an after-tax basis, from any Excise Tax or income tax (including, without limitation, interest and penalties thereon) imposed on such advance or for any imputed income on such advance. Any extension of the statute of limitations relating to assessment of any Excise Tax for the taxable year of Executive which is the subject of the Claim is to be limited solely to the Claim. Furthermore, the Company's control of the contest shall be limited to issues for which a Tax Payment would be payable hereunder. Executive shall be entitled to settle or contest, as the case may be, any other issue raised by the Internal Revenue Service or any other taxing authority.

         (d) If, after the receipt by Executive of an amount advanced by the Company pursuant to Section 8(c) above, Executive receives any refund of a Claim and/or any Additional Sum, Executive shall promptly pay to the Company the amount of such refund (together with any interest paid or credited thereon after taxes applicable thereto). If, after the receipt by Executive of an amount advanced by the Company pursuant to Section 8(c) above, a determination is made that Executive shall not be entitled to any refund of the Claim and the Company does not notify Executive in writing of its intent to contest such denial of refund of a Claim prior to the expiration of thirty (30) days after such determination, then the portion of such advance attributable to a Claim shall be forgiven and shall not be required to be repaid. The amount of such advance attributable to a Claim shall offset, to the extent thereof, the amount of the Underpayment required to be paid by the Company to Executive.

         (e) If, after the advance of an Additional Sum by the Company, there is a "Final Determination" (as defined below) made by the taxing authority that Executive is

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

not entitled to any refund of such Additional Sum, or any portion thereof, then such nonrefundable amount shall be repaid to the Company by Executive within thirty (30) days after Executive receives notice of such Final Determination. A "Final Determination" shall occur when the period to contest or otherwise appeal any decision by an administrative tribunal or court of initial jurisdiction has been waived or the tie for contesting or appealing same has expired.

         9.       Confidential Information, Non-competition.

         (a) The Executive shall hold in a fiduciary capacity for the benefit of the Company all secret or confidential information, knowledge or data relating to the Company or any of its Affiliated Companies, and their respective businesses, which shall have been obtained by the Executive during the Executive's employment by the Company or any of its Affiliated Companies and which shall not be or become public knowledge (other than by acts by the Executive or representatives of the Executive in violation of this Agreement). After termination of the Executive's employment with the Company, the Executive shall not, without the prior written consent of the Company or as may otherwise be required by law or legal process, communicate or divulge any such information, knowledge or data to anyone other than the Company and those designated by it. In no event shall an asserted violation of the provisions of this Section 9 constitute a basis for deferring or withholding any amounts otherwise payable to the Executive under this Agreement.

         (b) Executive agrees that during the period that he is an employee of the Company or any of its subsidiaries, pursuant to this Agreement and for two years after any Date of Termination occurring on or prior to the final day of the Employment Period, he will not without the consent of the Company (i) Participate In (as defined below) any business or organization in the printing and packaging business (a "Competitor") in a capacity that directly assists such Competitor in competing with the Company, any of its subsidiaries, or any company in which the Company owns at least 10% of the equity interests (an "Affiliate"), in a material respect in the printing and packaging business in the respective specific geographic areas where the Company or any of its subsidiaries or Affiliates conducted such businesses at the time Executive ceased to be an employee hereunder, (ii) own a controlling interest in a business or organization that competes in a material respect in the printing and packaging business in the respective specific geographic areas where the Company or any of its subsidiaries or Affiliates conducted such businesses at the time Executive ceased to be an employee hereunder, or (iii) solicit or interfere with, or endeavor to entice away from the Company or any of its subsidiaries or Affiliates any of their respective suppliers, customers or employees. The employment by Executive or a business that Executive Participates In of a person employed or formerly employed by the Company shall not be prohibited by the foregoing provision if such person sought out employment on his own initiative without initial encouragement by Executive. For purposes of this Section 9(b), the term "Participate In" shall mean:

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

"directly or indirectly, for his own benefit or for, with or through any other person, firm or corporation, own, manage, operate, lend money to or participate in the ownership, management, operation or control of, or be connected as a director, officer, employee, partner, consultant, agent, independent contractor or otherwise with, or acquiesce in the use of his name in." Notwithstanding the foregoing, Executive shall not be deemed to Participate In a business merely because he owns not more than 5% of the outstanding common stock of a corporation, if, at the time of its acquisition by Executive, such stock is listed on a national securities exchange, is reported on Nasdaq or is regularly traded in the over-the-counter market by a member of a national securities exchange.

         (c) Executive agrees that the provisions of Section 9 are necessary and reasonable to protect the Company in the conduct of its business. If any restriction contained in this Section 9 shall be deemed to be invalid, illegal or unenforceable by reason of the extent, duration or geographical scope hereof, or otherwise, then the court making such determination shall have the right to reduce such extent, duration, geographical scope or other provisions hereof, and in its reduced form such restriction shall then be enforceable in the manner contemplated hereby.

         10.      Successors.

         (a) This Agreement is personal to the Executive and without the prior written consent of the Company shall not be assignable by the Executive otherwise than by will or the laws of descent and distribution. This Agreement shall inure to the benefit of and be enforceable by the Executive's legal representatives.

         (b) This Agreement shall inure to the benefit of and be binding on the Company and its successors and assigns. The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to assume expressly and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. As used in this Agreement, "Company" shall mean the Company as hereinbefore defined and any successor to its business and/or assets as aforesaid which assumes and agrees to perform this Agreement by operation of law, or otherwise.

         11. Arbitration. Any claim or controversy arising out of or relating to this Agreement, or the breach thereof, shall be resolved by arbitration in accordance with the commercial arbitration rules of the American Arbitration Association and shall be conducted in Denver, Colorado. Judgment upon the award rendered by the arbitrator shall be final, binding and non-appealable, and may be entered as a judgment by any court having jurisdiction of the parties. The expenses of any such arbitration proceeding shall be borne by the Company, and the Company agrees to pay, to the full extent permitted by law, all legal fees and expenses which the Executive may reasonably incur as a result of any contest by the Company, the Executive or others of the validity or enforceability of, or liability under, any provision of this Agreement.

         12. Waiver and Release of Claims. As a condition to the receipt of payments and other benefits provided under Sections 4 and 7, Executive shall sign the Waiver and Release attached hereto and incorporated herein by reference as Exhibit A after termination from employment during the Employment Period and prior to receipt of any of the payments and benefits provided in Sections 4 and 7 (other than the Accrued Obligations described in Section 4(a)(i)(A)). Failure or refusal by the Executive to sign the Waiver and Release shall release the Company from any obligation to make payment or provide benefits described in Sections 4 and 7 (other than the Accrued Obligations described in Section 4(a)(i)(A)). Notwithstanding the foregoing, the Executive does not, and will not, by signing the Waiver and Release, release or waive his/her right, if any, to indemnification pursuant to the Company's articles of incorporation, certificate of incorporation, bylaws, or director's and officer's liability insurance coverage.

         13.      Miscellaneous.

         (a) This Agreement shall be governed by and construed in accordance with the laws of the State of Colorado, without reference to principles of conflict of laws. The captions of this Agreement are not part of the provisions hereof and shall have no force or effect. This Agreement may not be amended or modified otherwise than by a written agreement executed by the parties hereto or their respective successors and legal representatives.

         (b) All notices and other communications hereunder shall be in writing and shall be given by hand delivery to the other party or by registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

                  If to the Executive, then to the address set forth opposite the Executive's signature on the signature page.

                  If to the Company:

                  Graphic Packaging International Corporation
                  4455 Table Mountain Drive
                  Golden, Colorado 80403
                  Attention: Chairman of the Board

         or to such other address as either party shall have furnished to the other in writing in accordance herewith. Notice and communications shall be effective when actually received by the addressee.

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

         (c) The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement.

         (d) The Company may withhold from any amounts payable under this Agreement such Federal, state, local or foreign taxes as shall be required to be withheld pursuant to an applicable law or regulation.

         (e) The Executive's or the Company's failure to insist upon strict compliance with any provision of this Agreement or the failure to assert any right the Executive or the Company may have hereunder, including, without limitation, the right of the Executive to terminate employment for Good Reason pursuant to Section 3(c)(i)-(iv) of this Agreement, shall not be deemed to be a waiver of such provision or right or any other provision or right of this Agreement.

         (f) The Executive and the Company acknowledge that, except as may otherwise be provided under any other written agreement between the Executive and the Company, the employment of the Executive by the Company is "at will" and the Executive's employment and/or this Agreement may be terminated by either the Executive or the Company at any time prior to the Effective Date, in which case the Executive shall have no further rights under this Agreement. From and after the Effective Date, this Agreement shall supersede any other agreement, statement or understanding between the parties with respect to the subject matter hereof, except to the extent provided herein.

         14. Amended and Restated Agreement. This Agreement restates and amends the Prior Agreement between the Company and the Executive. As of the Effective Date of this Agreement, the Prior Agreement, including all modifications and amendments thereto, whether in writing or otherwise, is amended and restated in its entirety by this Agreement.

                     [FOLLOWING PAGE IS THE SIGNATURE PAGE]

         IN WITNESS WHEREOF, the Executive has hereunto set the Executive's hand and, pursuant to the authorization from its Board of Directors and the Compensation Committee, the Company has caused these presents to be executed in its name on its behalf, all as of the day and year first above written.

                                                 COMPANY:
                                                 GRAPHIC PACKAGING INTERNATIONAL
                                                 CORPORATION

                                                 By: ___________________________
                                                     Name:
                                                     Title:

Address of Executive:                                EXECUTIVE:

________________________________                     ___________________________
                                                     Name: Donald W. Sturdivant
________________________________

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